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                                                                    Exhibit 99.2



FOR IMMEDIATE RELEASE
13 January 1999


            EG&G NAMES ROBERT F. FRIEL SENIOR VICE PRESIDENT AND CFO


WELLESLEY, MASSACHUSETTS....EG&G, Inc. today announced that Robert F. Friel will become Senior Vice President and Chief Financial Officer, effective February 1, 1999. Friel, 43, currently is Corporate Vice President and Treasurer at AlliedSignal, Inc.

EG&G President and Chief Executive Officer Gregory L. Summe said that: "Rob is a terrific leader with deep experience in driving productivity in complex businesses. He also has the skills to help us accelerate our aggressive growth strategy."

At AlliedSignal, Friel is responsible for all treasury functions, investor relations, credit and collections, and revenue chain management for the $15 billion multi-product company, which has businesses in aerospace, automotive and engineered materials industries.

Before joining Treasury, Friel was Vice President, Finance & Administration, AlliedSignal Engines (1992 to 1996); Assistant Treasurer, AlliedSignal, Inc. (1989 to 1992) and Director of Tax and Treasury Planning (1988 to 1989). He joined AlliedSignal's Corporate finance department in 1980.

He earned a BA in Economics from Lafayette College and an MS in Taxation from Fairleigh Dickenson University.

Friel replaces John F. Alexander, 42, who is leaving EG&G to pursue other interests. Summe commented: "We are grateful for the contributions that Jack made to ensure the financial stability that EG&G currently enjoys, specifically the financial strategy that backboned EG&G's successful transformation into a diversified, high technology company. After 16 years of service to EG&G, we wish Jack well."

EG&G, Inc. is a global technology company that provides complete systems, as well as products, to medical, aerospace, semiconductor, photographic and other industries. It delivers skilled support services to government and industrial customers. Based in Wellesley, Massachusetts, EG&G has annual sales of $1.4 billion and more than 12,000 employees worldwide.

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For further information please contact:           Deborah S. Lorenz, EG&G, Inc.
                                                  Tel: (781) 431-4306